EXHIBIT 10.1
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                                LEASING CONTRACT

        Party A (Lessor): Heilongjiang Gongzhun Meat Food Co., Ltd.

        Party B (Lessee): Henan Zhongpin Food Share Co., Ltd.

        In accordance with "The Company Law of People's Republic of China," "Contract Law" and other relevant laws and regulations, both parties concluded the following agreement on November 6, 2006 through friendly consultation, regarding the matter of Party B leasing Party A's property.

        I. The Scope of Lease

        Party A voluntarily leases the following assets in the factory area of "Heilongjiang Gongzhun Meat Food Co., Ltd." located in Hailun City, Heilongjiang Province to Party B, including live pig slaughtering, cutting, and refrigeration facilities, railway lines and water, electricity, sewage, barns, logistics, lodging, offices and sales outlets and other slaughtering-related facilities, equipment and manufacturing instruments and other related items. The real property is leased on the basis of Addendum I to the signed contract.

        II. Term

        The term of leasing is three years, from November 6, 2006 to November 6, 2009. Should Party B desire to continue to lease the property after the expiration of the lease, both parties shall draw up the terms and reach a new leasing agreement. If a third party desires to lease or acquire the property that has been leased to Party B after the contract's expiration, Party B shall have the right of first refusal.

        III. Production Operations after the Completion of Lease

        After Party A has leased the property to Party B, Party B has the right to conduct independent management of staff, capital, materials, production, supplies and marketing. Party A



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and any third party must ensure not to intervene in Party B's normal production and operation activities.

        IV. Rent and Payment

        The total amount of rent for the first year is 1,900,000 yuan, rent for the second and third year is 2,100,000 yuan per year. All the expenses arising from the production and operation activities involved in animal quarantine inspection, environmental assessment, water, security checks, sewage, and technical supervision fees that will be handed in to external and functional departments are included in the rent and Party B shall not undertake any of the fees listed above.

        The rent is annualized and shall be paid by quarter and four times per year. For the first year's rent, Party B shall pay 500,000 yuan for each of the first three quarters and 400,000 yuan for the fourth quarter. As for the rent for the second year, Party B shall pay 600,000 yuan for the first quarter and 500,000 yuan for each of the last three quarters. The payment of rent for the third year is the same as that for the second year. The initial rent payment shall be paid to Party A within 10 days after the execution of the contract (before November 16, 2006). Beginning in 2007, the rent payable for the each quarter shall be paid before the 10th day of the first month of each quarter.

        It is agreed in the contract or otherwise specified that Party A shall have the right to unilaterally deduct certain charges from the rent payable to Party A without constituting a breach.

        V. Credit and Debt

        Both parties are independent corporations and Party B shall only perform the lessee's obligations in the contract and shall bear no responsibility for any of the creditors and debtors of Party A before and after the contract has become effective. Party A shall independently and


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properly handle all the matters regarding its creditors and assurance both before and after Party B's lease term so that it will have no affect on Party B's normal production and operation activities. If not, Party A shall be obligated to compensate Party B for any damages so incurred and also shall assume the related compensation obligations for Party B's losses created by Party A's creditors, related parties and dispute parties. Party B has the right to unilaterally terminate the contract for any consequences arising therefrom without breach. Party A shall only perform the lessor's obligations in the contract and is unrelated to all the creditors and debtors of Party B before and after the contract has become effective.

        Upon the contract's expiration, Party B shall assume all the creditors and debtors arising from Party A's operational activities during the term of the contract.

        VI. Recruitment and Use of Labor

        Party B's act of leasing Party A's property shall have no affect on Party A's existence or Party A's qualification as a corporation. Party B has the right to select laborers based on best performance from among all of Party A's employees, each of whom shall retain their status as Party A's staff. When the staff from either side cause damage to the other side's production and operations, the damaging party shall be charged with compensating the other party for damages.

        Party B has no obligation to utilize Party A's staff in the contract, and when Party B recruits new employees according to the "Labor Law" and other related labor management policies, however, Party A's staff shall be given priority for consideration. Upon hiring, Party A shall educate and train the employees independently and push forward the contract system, labor working system and payment system by self-determination. Retirement insurance, unemployment insurance, medical treatment insurance and other forms of social insurance charges will be calculated separately and calculated in the total pay to the staff who shall hand in


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the charges by themselves in compliance with the laws. For the employment system established by Party A, Party B shall be responsible for obtaining confirmation and approval from the local administrative department.

        VII. Party A's Rights and Obligations

        A. Party A's Rights

        1. Shall have the right to demand Party B to pay rent according to the agreed amount and mode.

        2. Shall be entitled to require Party B to utilize the leased property correctly.

        3. Shall have the right to keep Party B from using Party A's property for any form of security interest.

        4. Shall be entitled to ask Party B to ensure the integrity and security of the leased property.

        5. Other rights specified in the contract.

        B. Party A's Obligations

        1. Assist Party B in petitioning the local government to strictly put favorable policies into effect as stipulated in the tenth clause of the contract.

        2. To guarantee the security and utility of the leased property before the contract becomes effective and to guarantee Party B can conduct normal production and operations on the date of entry.

        3. Be responsible in assisting Party B to coordinate and handle various social relationships during the term of the contract.

        4. Assist Party B in organizing the live pig resources needed for Party B's normal production on the precondition that the price of live pigs is no higher than that of the adjacent areas.


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        5. Help Party B to deal with the commodity exchange vouchers needed to export products and the related expenses generated shall be assumed by Party B.

        6. To fully share both parties' resources, when Party A's distribution channels are in demand for products, including fresh food and prepared food, Party A shall order Party B's products on a priority basis based on the same prices.

        7. All the expenses generated from Party A's newly built prepared food processing factory, such as refrigeration, steam, water, electricity and heat, shall be the responsibility of Party A. The energy distribution from Party A's current production capacity shall not affect Party B's normal production and operation activities.

        8. Shall provide normal reimbursement invoices after Party B's payment of the rent.

        9. Other obligations stipulated in the contract.

        VIII. Party B's Rights and Obligations

        A. Party B's Rights

        1. Be entitled to conduct normal production and operation activities by self-determination.

        2. Has the right to request Party A to ensure the security and utility of the leased property.

        3. Has the right to self-determine the labor working system and payment system and ask for the assistance from Party A to carry out and perform these systems.

        4. Other rights stipulated in the contract.

        B. Party B's Obligations

        1. Be responsible for paying the rent to Party A according to the agreed amount and mode.

        2. Be obligated to utilize the leased property correctly.

        3. To ensure not to use the leased property for any kind of mortgage, security interest or assurance.


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        4. To guarantee the security and integrity of the leased property.

        5. To provide the processed products to Party A on priority on the basis of the same market price.

        6. Other obligations stipulated in the contract.

        IX. Property Transfer and Return

        After the contract has become effective, both parties shall conduct the job of property transfer within the agreed period of time and the transfer list the two parties confirmed by signing shall serve as proof of the property returning.

        During the term of the contract, Party B is entitled to utilize the leased property by self-determination and Party A shall not collect any additional charges. Heavy repair expenses generated from the leased property during the term of the lease shall be paid by Party A. The heavy repair expenses mentioned above shall refer to any repair charges in excess of 20,000 yuan for each time for repairing a single facility, production line or building. The daily repair charges shall be the responsibility of Party B. After the expiration and when the contract is not to be renewed, Party B shall return the property in accordance with the transfer list.

        After the expiration and when the contract is not to be renewed, Party B shall independently dispose of the property added during the contract's life by Party B or take them away, or shall be reimbursed by Party A through converting the costs of the goods into money after consultation regarding those goods that cannot be taken away.

        Before the expiration of the lease, when business conditions are poor and there are other special occasions, Party B has the right to terminate the contract upon three months' prior written notice without committing a breach.



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        X. Favorable Policies

        1. During the contract life of the lease, Party A shall ensure Party B enjoys all the favorable policies that existed before Party B's leasing.

        2. Should Party B desire to register a corporation, Party A shall be responsible for coordinating with the related departments to ensure the registration is successful and to ensure Party B can enjoy the favorable policies associated with corporate registration.

        3. Assist Party B in striving for related favorable policies that fall within the scope of local government, including but not limited to the duration of all kinds of tax expenses, the assurance of the price of water, electricity and the environment within the scope of local government and ask the local government to confirm such policies in writing so as to ensure Party B's convenient performance.

        XI. Termination of Leasing Contract

        After expiration, Party B has disposition rights and earnings rights to all the property except the leased property and has the self-determination rights regarding creditors and debtors. Whether Party B desires to renew the contract or not, Party B shall notify Party A in the form of written notice one month in advance of its expiration. If the contract is not renewed, the lease property transfer shall be completed within one month after the contract's expiration, upon which time the lease contract shall immediately terminate.

        XII. Breaching Obligations

        In the event either party breaches, the defaulting party shall compensate the observant party for any damages. Once either party breaches, both parties shall first conduct negotiations. In the event negotiation fails, the observant party shall have the right to terminate the contract. If both



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parties commit mistakes or breach the contract, each shall undertake its respective responsibilities and terminate the contract.

        Should Party A fail to perform its obligations stipulated in each clause, Party B is entitled to terminate the contract; should Party B elect not to terminate the contract, Party A shall reimburse Party B for the losses caused by Party A's breach.

        Both sides shall settle the disputes arising from carrying out the contract through consultation; should both parties fail to reach agreement, the parties shall respond to the signing location's local people's court.

        XIII. The Conditions of the Force of The Contract

        This contract takes effect as of the date both parties sign with seals and the transferring of assets shall be taken as the starting symbol.

        XIV. Other Clauses

        1. Regarding the clauses not mentioned in the contract, both parties shall enter into a supplemental agreement, which shall be an inalienable part of the contract with the same legal effect.

        2. There are six duplicates of the contract and each party shall hold two and the other two duplicates shall be filed with the related departments with the same legal effect.

        3. This contract will be entered into at Changge City, Henan Province.

Party A (Seal)                               Party B (Seal)

/s/ Yiwen Han                                /s/ Chaoyang Liu
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Authorized Representative                    Authorized Representative

November 6, 2006                             November 6, 2006




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